Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

EpicQuest Education Group International Limited:

We hereby consent to the incorporation by reference in this Registration Statement of EpicQuest Education Group International Limited on Form S-8 of our report dated January 19, 2023, relating to the consolidated financial statements which are incorporated in EpicQuest Education Group International Limited’s Annual Report on Form 20-F for the year ended September 30, 2022, as filed with SEC on January 19, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

August 11, 2023

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us